Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Aine Cryts, Marketing Communications Manager
617.779.7802
acryts@amicas.com
AMICAS APPOINTS JOSEPH D. HILL TO ITS BOARD OF DIRECTORS AND
PROMOTES KEVIN C. BURNS TO SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
Company reaffirms 2008 financial guidance
Boston, MA, March 24, 2008 /PRNewswire/ — AMICAS, Inc. (NASDAQ: AMCS), a leader in radiology and medical image and information management solutions, announced today that the board of directors has appointed Joseph D. Hill to its board of directors while accepting his resignation as senior vice president and chief financial officer. In addition, the company has promoted Kevin C. Burns as senior vice president and chief financial officer. These changes will be effective April 4, 2008.
“AMICAS is very appreciative of Joe’s contributions. He is a very experienced and capable chief financial officer,” said Stephen Kahane MD, president, chief executive officer, and chairman of AMICAS. “Joe has provided tremendous financial leadership and he has been instrumental in helping position AMICAS for continued solid performance. We are excited to have Joe as a member of our board of directors.”
Burns Promoted to Chief Financial Officer
“AMICAS has a very strong management team that will continue to guide the company,” continued Dr. Kahane. “Kevin’s extensive operational and financial management background, combined with his tenure as AMICAS’ vice president of finance and corporate development, provides AMICAS with proven financial leadership. We look forward to Kevin’s ongoing contributions to build a leading image and information management solutions company.”
Burns brings more than 15 years of experience in finance and operations, across a variety of publicly traded high technology companies, to the position of chief financial officer. Burns joined AMICAS in 2004 and was most recently vice president of finance and corporate development, where he was responsible for corporate planning and analysis, commercial operations, and corporate development initiatives. Prior to joining AMICAS, Burns was a controller and responsible for financial planning and analysis at publicly traded NMS Communications, a solutions provider for mobile applications in wireless networks. Previously, Mr. Burns was director of corporate development at Demantra, Inc. and he has also held senior management positions in finance and strategic planning at MAPICS, Inc., a public software company that experienced significant growth and was ultimately sold to a multi-national company. He holds an MBA from the F.W. Olin Graduate School of Business at Babson College and a bachelor of science from Babson College.
2008 Guidance
AMICAS is reaffirming its previously provided guidance for 2008 with revenues expected to be between $52 million and $54 million, with pro-forma EBITDA expected to be between $1.0 million and $1.5 million, which is consistent with a net loss of approximately ($0.02) per share. EBITDA, a non-GAAP financial measure, refers to Net Income, adjusted for Amortization, Depreciation, Interest, and Stock Compensation expense.
A reconciliation of Net Income determined under GAAP to EBITDA is included below. Management believes that its EBITDA measurement, when viewed in addition to the Company’s reported GAAP results, provides an additional meaningful measure of operating performance, enabling investors to more thoroughly evaluate current performance in comparison to past performance. This information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the Company’s operating and other financial information determined under GAAP.
Combining a market where imaging businesses continue to embrace automation as part of the response to the DRA with the combination of new product introductions already in progress, AMICAS expects 2008 bookings growth of between 10 to 20 percent. Bookings are defined as contractual commitments from customers for licenses, services, hardware, and maintenance/support.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS® Vision Series™ products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided with a fully integrated, hospital information system-independent PACS that features advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight™ Solutions, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise.

	2008 Projected
Reconciliation of projected net loss to projected (in thousands)	Lower	Upper
EBITDA	Range	Range

Projected net loss	$(1,350)	$(850)
Interest income	3,000	3,000
Operating loss	(4,350)	(3,850)
Non-cash stock compensation expense	1,816	1,816
Depreciation and amortization	1,286	1,286
Amortization of software development costs	2,286	2,286
Projected EBITDA	1,037	1,537